Exhibit 10.19
FIRST AMENDMENT TO THE
DRESSER-RAND GROUP INC.
2008 STOCK INCENTIVE PLAN
     The Dresser-Rand Group Inc. 2008 Stock Incentive Plan is amended to read as follows, effective as of the date this First Amendment is adopted:
1.	Section 2(b) is amended to read as follows:

“Annual Grant” means an Award of Common Shares or the right to receive Common Shares or another form of Award under the Plan that comprises part of the annual fees payable to a Nonemployee Director for his or her service as a member of the Board, which such Award shall be in an amount determined by the Board of Directors or a committee thereof from time to time, and which shall initially equal $90,000.

2.	The first sentence of Section 10(a) is amended to read as follows:

In addition to any other Awards that Nonemployee Directors may be granted on a discretionary basis under the Plan, immediately following the first regular meeting of the Board in any full calendar year the Plan is in effect, or at such other time during such calendar year as determined by the Committee in its discretion, each Nonemployee Director then in office shall receive an Annual Grant of Common Shares or the right to receive Common Shares.
     Adopted this 12th day of February, 2010.
     Dresser-Rand Group Inc.

By:	/s/ Mark F. Mai
Mark F. Mai, Vice President, General Counsel & Secretary